EXHIBIT 4.1

                               DEBENTURE AGREEMENT
                               -------------------

NEITHER THE DEBENTURES NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF, OR AS INTEREST ON, THE DEBENTURES, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE OR FOREIGN LAW. THE DEBENTURES HAVE, AND THE SHARES OF COMMON STOCK WILL BE, ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (i) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE AND FOREIGN SECURITIES ACT OR OTHER LAW OR (ii) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, THAT REGISTRATION OR OTHER COMPLIANCE IS NOT REQUIRED UNDER ANY OF SUCH ACTS OR LAWS.

                            U.S. WIRELESS DATA, INC.
                           6% CONVERTIBLE SUBORDINATED
                          DEBENTURES DUE JULY 21, 2000

         This Debenture Agreement is entered into between U. S. Wireless Data, Inc., a Colorado corporation (the "Corporation") and purchasers of the Corporation's 6% Convertible Subordinated Debentures Due July 21, 2000 (the "Debentures"). The Debentures are due in one payment of principal and any and all accrued but unpaid interest then due, on July 21, 2000 (the "Maturity Date"), unless earlier converted pursuant to the terms hereof. Interest shall accrue on the Debentures at the initial rate of six percent (6%) per annum (the "Applicable Interest Rate").

         The Debentures shall be evidenced by Debenture Certificates annexed hereto as Exhibit 1, which shall be valid only when countersigned by an authorized representative of the Corporation.

         All capitalized terms used in this Agreement are as defined in Article XII, or from place to place, as indicated, in this Agreement.

         The Debentures are issued as part of a series of 6% Convertible Subordinated Debentures privately issued by the Corporation and known as the "6% Convertible Subordinated Debentures, Due July 21, 2000" each of which has been or will be issued to a Holder who has or will represent to the Corporation that he, she or it is an accredited investor, as that term is defined in Rule 501(a) of the Securities Act of 1933, as amended (the "1933 Act"). The Holder of a Debenture hereby re-affirms such representation to the Corporation and each other Holder of Debentures. The minimum principal dollar amount of the Debentures is $1,000,000 and the maximum principal amount may be up to $4,000,000.

         Any principal or interest on any Debenture which is payable, but is not punctually paid or duly provided for at the Maturity Date or any Interest Payment Record Date (herein called "Default Interest") shall bear compound interest at a rate of two percent (2%) over the Applicable Interest Rate from the date of default until paid.

I.       Principal and Interest Payments.
         --------------------------------

          A. The Debentures shall accrue interest from the date of original issuance by the Corporation at the rate of six percent (6%) per annum, based on a 360 day year and 90 day quarters.

          B. Interest shall be payable quarterly to Debentureholders of record as of March 31, June 31, September 30 and December 31 of each year (the "Interest Payment Record Dates"), commencing December 31, 1998. The payment date for each interest payment shall be on or before the 15th of the month following each Interest Payment Record Date, or the next Business Day thereafter if such day is not a Business Day. No interest payment shall be due and owing until the 15th day following December 31, 1998, at which time all interest owing from the date of issuance until December 31, 1998 shall become due and owing.

          C. Unpaid interest due and owing on any Debentures as of the date of conversion of such debentures into shares of the Corporation's no par value common stock (the "Common Stock") may be paid by the Corporation in shares of its Common Stock. The number of shares of Common Stock issuable as interest upon such conversion shall be the amount of any interest owing as of such date, divided by the Conversion Price, as hereafter defined.

          D. Principal and interest on the Debentures will be payable, and transfer of the Debentures will be registrable at the Principal Office of the Corporation. Payment of principal and interest shall be made by delivery of a check or by wire transfer of funds representing such principal and/or interest to the registered holder mailed to such holder's address as it appears on the Debenture Register.

          E. Notwithstanding the number of Debenture Certificates which may be issued to a single Debentureholder, the Corporation shall be entitled to aggregate the principal amounts of all Debentures held by such Holder for purposes of calculating interest payable to such Holder and shall be obligated to issue only one check in payment of principal and/or interest to each such holder.

II.      Events of Default.
         ------------------
     Any one or more of the following shall constitute an "Event of Default" hereunder:

          A. Default in the payment of any interest or principal upon any Debenture when the same becomes due and payable, and continuance of such default for a period of fifteen (15) days; or

          B. Default in the performance, or breach, of any other covenant or warranty of the Corporation in the Debentures, and continuance of such default or breach for a period of 60 days after notice of such breach or default has been given by any Debentureholder by registered or certified mail, to the Corporation; or

          C. The entry of a decree or order by a court having proper jurisdiction adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation under the Bankruptcy Code or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) (hereafter a "Trustee") for the Corporation or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

          D. The institution by the Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable Federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation in furtherance of any such action.

III.      Acceleration.
          -------------

     Within 45 days after the occurrence of any Event of Default hereunder, the Corporation shall mail notice of such default to all Debentureholders, unless such default shall have been cured or waived.

     If an Event of Default occurs and is continuing, then the Holder of any Debenture then Outstanding may declare the principal and all accrued interest on such Debenture to be immediately due and payable, by a notice in writing to the Corporation, and upon any such declaration such principal and interest shall become immediately due and payable.

     Upon the happening of an Event of Default described in Sections II.C. and II.D., all amounts then owing as principal and unpaid interest on the Debentures shall become immediately due and payable in full without any further action or notice on the part of any Debentureholder or other person.

         At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of money due has been obtained, the Holder declaring such default and/or any trustee appointed for the Corporation may, by written notice to the Corporation, rescind and annul such declaration and its consequences if the Corporation has paid or deposited with such trustee a sum sufficient to pay all principal and accrued interest, including any Default Interest, on the Debentures.

IV.      Conversion into Shares of Common Stock at Holder's Option.
         ----------------------------------------------------------

          A. Holder may, at any time, and from time to time on or after the earlier of (i) effectiveness of a registration statement with the SEC covering the shares of Common Stock into which the Debenture is convertible or (ii) the expiration of 120 days from the initial closing of the offering by which any of the Debentures were first sold (the "Initial Closing Date"), convert up to fifty percent (50%) of the Debentures owned by that Holder in any whole number multiple of at least one thousand dollars ($1000) of the principal amount of Debentures, plus any accrued but unpaid interest thereon, into whole shares of the Corporation's Common Stock. The remaining fifty percent (50%) of the Debentures held by such Holder shall be convertible commencing thirty calendar days after the first day on which any Debentures become convertible into Common Stock.

          B. The number of shares of Common Stock issuable upon such conversion shall be the result of dividing (a) the dollar amount of the principal of, and accrued interest on (which the Holder elects to so convert), the Debenture being converted by (b) the lesser of (i) $4.25 or (ii) 80% of the Market Price (the "Conversion Price"). Notwithstanding the foregoing, for the first 180 days following the Initial Closing Date, the Conversion Price shall not be less than Two and 125/1000 Dollars ($2.125) per share, which $2.125 price shall be appropriately adjusted in the event of any capital reorganization, recapitalization or reclassification of the Corporation by way of stock split (forward or reverse), dividend, exchange or similar transaction affecting the Common Stock (the "Minimum Conversion Price"). After such 180 day period, the Minimum Conversion Price shall be eliminated. In the event the Corporation issues any securities between the Initial Closing Date and 180 days following the Initial Closing Date which are convertible to Common Stock of the Corporation at a price less than the Minimum Conversion Price (other than options which may be issued to officers, directors, employees and consultants of the Corporation pursuant to the Corporation's existing stock option plan), then the Minimum Conversion Price shall be adjusted to match the conversion price of such other securities.

          C. The restrictions set forth in the foregoing Sections A and B of this Article (including the date and dollar limitation on the amount of Debentures that may be converted set forth in Section A and the price restrictions set forth in Section B) shall be eliminated if then in effect, upon the public announcement of any merger, consolidation or other business combination of the Corporation with or into another corporation, firm or other entity in which the Corporation is not to be the surviving entity.

          D. The Corporation has agreed under terms contained in a separate agreement entered between the Corporation and the Debentureholders to register with the SEC the shares of Common Stock issuable by the Corporation upon conversion of, and if elected by a Holder, as interest on, the Debentures (the "Registration"). In the event the Registration is not declared effective by the SEC within 120 calendar days of the Initial Closing Date, the Corporation shall pay to each Holder of Debentures, in cash, within ten business days of the applicable date, two percent (2%) of the face amount of Debentures held by each Holder; the Corporation shall pay an additional three percent (3%) of the face amount of Debentures held by the Holder for each additional thirty (30) day period (or any fractional part of such 30-day period) during which the Registration is not effective. In the event that the Registration is not effective by the 180th calendar day following the Initial Closing Date, the Holder shall have the right to require the Corporation to redeem the Debentures held by such Holder at one hundred and twenty percent (120%) of the face amount of such Debentures, plus all accrued interest owing on the Debentures to the date of redemption. The Corporation shall redeem Debentures so tendered for redemption within seven (7) days of written notice to the Corporation by the Holder requesting such redemption and accompanied by the Debenture Certificate for the Debentures to be redeemed.

          E. In order to effect conversion, the Holder shall surrender the Debenture Certificate representing the Debentures being converted to the Corporation at its principal office, accompanied by written notice (the "Conversion Notice") to the Corporation that the Holder elects to convert the Debentures. The Conversion Notice shall be in the form attached to the Debenture Certificate(s) being converted. The Holder may submit an irrevocable Conversion Notice to the Corporation in advance of physical delivery of a Debenture Certificate(s) by transmitting a copy of the completed Conversion Notice relating to the Debenture Certificate(s) to be tendered to the Corporation by facsimile (the "Advance Conversion Notice"). Physical delivery of the Debenture Certificates which are the subject of the Advance Conversion Notice shall be made to the Corporation within three (3) business days thereafter. The Debentures tendered for conversion shall be deemed to have been converted on the date the Corporation receives the Advance Conversion Notice for such Debentures, provided the Advance Conversion Notice is received by 6:00 p.m. (Eastern Time) on a Business Day (the "Common Stock Conversion Date"), and provided further, that the original Debenture Certificate representing the Debentures then being converted is actually delivered to the Corporation within such three (3) business day period. If the Advance Conversion Notice is received on a day that is not a Business Day or after 6:00 p.m. (Eastern Time) on a day that is a Business Day, then the Common Stock Conversion Date shall be the next day that is a Business Day. The Corporation will cause its transfer agent to issue certificates for the shares of Common Stock issuable upon conversion and will transmit the certificates representing such shares (together with Debenture Certificates or instruments representing the balance of Debentures not being so converted) to the Holder via express courier, by electronic transfer, or otherwise, within three (3) business days after receipt by the Corporation of the Debenture Certificate(s) for the Debentures then being converted (the
"Delivery Date"). On the Common Stock Conversion Date, such Holder shall be treated for all such purposes as the record Holder of the Common Stock issuable upon such conversion.

          F. Only whole shares of the Corporation's Common Stock will be issued on any conversion or as interest on the Debentures (when permitted to be paid in shares of Common Stock pursuant to Section I.C). In the event that a Holder of Debentures is entitled to a fraction of a share of Common Stock, the Corporation shall, at its sole option, either (i) pay such holder the cash equivalent of that fractional share, computed by multiplying the fraction by the applicable Conversion Price or (ii) the next higher whole number of shares of Common Stock if the fractional share to which the Debentureholder is otherwise entitled is equal to 0.5 or greater, or the next lower number of whole shares of Common Stock if the fractional share to which the Debentureholder is otherwise entitled is less than 0.5.

          G. Subject to the foregoing, no payment or adjustment shall be made upon any conversion for any dividends on the Common Stock delivered upon conversion.

          H. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its issued Common Stock held in its treasury, or both, for the purpose of effecting conversions of Debentures, the full number of shares of Common Stock then deliverable upon the conversion of all Outstanding Debentures not theretofore converted; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all said Outstanding Debentures, the Corporation will use its best efforts to take such corporate action as may in the opinion of its counsel be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for that purpose.

          I. The Corporation will pay any and all United States Federal, state or local documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of Debentures pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of Common Stock in a name other than that of the Holder of the Debentures to be converted and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          J. The Corporation shall use its best efforts to maintain the listing of the Common Stock on the OTC Electronic Bulletin Board or such other quotation service or exchange on which the Common Stock may be listed for trading, and shall not take any action at any time while Debentures are Outstanding which would result in the delisting of the Common Stock from any quotation service or exchange upon which the Common Stock may be so listed. The Corporation shall file all reports required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the "1934 Act") and/or the 1933 Act and shall not take any action which would result in the deregistration of the Common Stock under Section 12(g) of the 1934 Act.

V.         Forced Conversion of Debentures by the Corporation.
           ---------------------------------------------------

          A. The Corporation may force the conversion of the Debentures into fully paid and non-assessable shares of Common Stock of the Corporation, at the then applicable Conversion Price (a "Forced Conversion"), at any time once the following conditions have been satisfied:

               1. the Common Stock underlying the Debentures has been registered with the SEC for no less than ninety (90) days; and

               2. the Common Stock has traded at a price of at least Eight and 50/100 Dollars ($8.50) for twenty consecutive trading days (based on the average closing bid price of the Common Stock on such days).

          B. The Corporation may effect a Forced Conversion by notice sent to all of the Debenture Holders (a "Forced Conversion Notice"). The Debentures will then automatically convert into shares of Common Stock at the then applicable Conversion Price effective as of the date of the Forced Conversion Notice. The Conversion Notice shall state the number of shares of Common Stock issuable to the Holders upon conversion and the basis for the determination of the number of shares so issuable upon the Forced Conversion.

          C. Any accrued but unpaid interest owing on the Debentures to the date of Forced Conversion will be payable by the Corporation as described in
Article I above, in cash. Accrued interest to the date of conversion will be paid at the same time as the Common Stock issuable upon conversion of the Debentures is delivered to the Holder.

          D.      As  soon  as  practicable  after  a  Forced  Conversion,   the
Debentureholder shall surrender the Debenture Certificate representing the shares being converted to the Corporation at the Corporation's Principal Office. The Debentures shall be deemed to have been converted into Common Stock as of the date of the Forced Conversion Notice, irrespective of the date upon which the Debenture Certificate is surrendered to the Corporation in exchange for a certificate representing the shares of Common Stock issuable upon conversion (the "Surrender Date"). On the Conversion Date, the Holder shall be treated for all purposes as the record holder of the Common Stock issuable upon such conversion. As promptly as practicable on or after the Surrender Date, the Corporation shall issue a certificate or certificates for the number of shares of Common Stock issuable upon a Forced Conversion.

          E. The Corporation shall be entitled to aggregate the principal amounts of all Debentures owned by such Debentureholder and issue a single certificate of Common Stock to such Holder upon a Forced Conversion.

          F. Notwithstanding the delivery of a Forced Conversion Notice, such Notice and the Forced Conversion shall be null and void and of no force or effect if, between the date of the Forced Conversion Notice and the actual date of delivery of shares of Common Stock issuable upon conversion of the Debentures (provided such delivery of the Debenture Certificate is actually made by the Debenture Holder within ten business days of the date of the Forced Conversion notice), if: (i) the Common Stock is suspended from trading privileges on any exchange on which the stock may then be listed or from the OTC Electronic
Bulletin for more than one trading day; or (ii) the effectiveness of the Registration of the Common Stock is suspended by the SEC. In such case, the Holder may elect to accept shares of the Corporation's Common Stock in conversion of the Debenture or to rescind the Forced Conversion and obtain the return of the original Debenture. In either case, the Holder shall be entitled to receive payment of all interest owing on the Debenture through the date of the Forced Conversion.

VI.      Optional Redemption of the Debentures by the Corporation.
         ---------------------------------------------------------

          A. At any time that the Corporation's Common Stock is trading (based on the last sale price of the Common Stock on a given day) at or above the Minimum Conversion Price, then the Corporation shall be entitled to redeem all or any portion of the Debentures (provided it does so in multiples of $1,000 and that any such partial redemption is effected pro rata as to all Debentures then outstanding) on the following basis:

               1. Initial Closing Date to day 60 thereafter: 105% of face value plus accrued interest to the date of redemption;

               2. Day 60 through  day 90  following  the Initial  Closing  Date:
          112.5% of face value plus accrued interest to the date of redemption; and

               3. Day 91 through day 120  following  the Initial  Closing  Date:
          120% of face value plus accrued interest to the date of redemption.

          B. The Corporation may effect a redemption pursuant to the provisions of this Article by delivery of a notice sent to all of the Debenture Holders (a "Redemption Notice"), stating the amount of Debentures to be so redeemed and simultaneously depositing the amount needed for such redemption in escrow with an independent Paying Agent (which shall not be the Corporation), who or which shall effect redemption of the Debentures so called for redemption hereunder. The Redemption Notice shall provide the Holders with the name, address and telephone number of the Paying Agent and appropriate instructions as to manner of tendering Debenture Certificates to be redeemed to the Paying Agent. The redemption shall be completed and payment made to the Debenture Holders within two business days of the date the Holder tenders the Debenture Certificate to the Paying Agent. The Paying Agent shall also return Debenture Certificates to the Holders evidencing the balance of any Debentures not redeemed pursuant to the Redemption Notice.

          C. Upon any redemption of Debentures pursuant to the provisions of this Article, the Corporation shall issue the holders of Debentures so called for redemption, warrants to purchase shares, on a pro rata basis, of 50,000 shares of the Corporation's Common Stock for each One Million Dollars ($1,000,000) of Debentures so redeemed. The warrants so issued shall be exercisable at a per share price equal to the closing bid price of the Common Stock as quoted on the OTC Electronic Bulletin Board or other quotation system or exchange upon which the Common Stock is listed for trading, on the day prior to the Redemption Notice, for three years from such date, and shall include a cashless exercise provision. The Common Stock issuable upon the exercise of such warrants shall carry piggyback registration rights entitling the holders to have the shares included in any registration statement filed by the Corporation with the SEC (other than registrations done on inappropriate forms or in a firm commitment underwritten public offering of the Corporation's securities). Such rights shall be available for so long as (i) the shares issuable upon exercise of the warrants cannot be resold without limitations as to volume under SEC Rule 144 or any successor or replacement SEC rule or regulation, or (ii) in the event such volume limitations do apply, that such limitations not materially limit the number of shares that a Holder may sell under SEC Rule 144 or any successor or replacement SEC rule or regulation.

VII. Reorganization.
     ---------------
     If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be affected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Holder of Debentures shall thereafter have the right to (but not be obligated to) receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon the conversion of Debentures, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the outstanding shares of such Common Stock of the Corporation, and in any such case appropriate provision shall be made with respect to the rights and interest of the Debentureholders to the end that the provisions hereof (including without limitation provisions for the number of shares receivable upon the conversion of the Debentures and the method for calculation of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of such Debentures. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the Corporation purchasing such assets shall assume by written instrument executed and mailed to the Holders, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holders may be entitled to receive and to assume all obligations (including payment obligations) of any and all Debentures for which Holders have elected not to convert or exchange in such transaction.

VIII.    Notice of Certain Events.  If, at any time:
         -------------------------

          A.The Corporation shall declare any cash dividend on its Common Stock;

          B. the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than the regular cash dividends) to the holders of its Common Stock;

          C. the Corporation shall offer for subscription (including by grants of rights or warrants) pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

          D. there shall be any capital reorganization, reclassification of the capital stock of the Corporation (other than a subdivision or combination or change in the par value of its Common Stock), or consolidation or merger of the Corporation with, or sale or lease of all or substantially all of its assets to, another corporation requiring the approval of any shareholders of the Corporation (in their capacity as shareholders) if such consolidation, merger, sale or lease will result in a change in the shares held by the holders of Common Stock; or

          E. there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give written notice, addressed to the Holders of the Debentures, of the date on which (i) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, lease, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend distribution or subscription rights, or shall be entitled to exchange Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, dissolution, liquidation or winding up, as the case may be. Such written notice shall be at least twenty days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto or the effective date of such event.

IX.      Subordination.
         --------------

          A. In the event and during the continuation of any default in the payment of the principal of, or premium or sinking fund installments, if any, due, with respect to, or interest on, any Superior Indebtedness (as hereinafter defined in Article XII), or any default, or any event which, with notice or lapse of time or both, would constitute a default, in any other agreement, term or condition contained in any agreement under which any Superior Indebtedness is issued, no cash payment of principal or interest shall be made on the Debentures unless and until such default shall have been remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment, any such default would exist in the performance or observance of any covenant or agreement of the Corporation contained in any agreement under which any Superior Indebtedness shall have been issued or pursuant to which Superior Indebtedness shall have been incurred.

          B. Upon any payment by the Corporation, or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Corporation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Superior Indebtedness shall first be paid in full, or payment thereof provided for, in money or money's worth, in accordance with its terms, before any payment is made on account of the principal (and premium, if any) or interest on the Debentures; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Corporation, or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, to which the Debentureholders would otherwise be entitled but for the provisions of this
Article IX, shall be paid by the Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, custodian, agent or other person making such payment or distribution directly to the holders of Superior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Superior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Superior Indebtedness in full, in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of Superior Indebtedness, before any payment or distribution is made to the Holders of the Debentures.

          C. Notwithstanding the preceding paragraphs, in the event that any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, prohibited by the preceding paragraphs shall be received by the holders of the Debentures, such payment or distribution shall be paid over or delivered to the holders of Superior Indebtedness of their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Superior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Superior Indebtedness remaining unpaid to the extent necessary to pay all Superior Indebtedness in full in money or money's worth in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Superior Indebtedness.

          D. For purposes of this Article IX, the words, "cash, property or securities" shall not be deemed to include shares of stock of the Corporation as reorganized or readjusted, or securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article IX with respect to the Debentures to the payment of all Superior Indebtedness which may at the time be outstanding; provided that (i) the Superior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of the Superior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Corporation with, or the merger of the Corporation into, another corporation or the liquidation or dissolution of the Corporation following the conveyance, lease or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Article XI hereof shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Article if such other corporation shall, as a part of such consolidation, merger, conveyance, lease or transfer, comply with the conditions stated in Article XI hereof.

          E. Subject to the payment in full of all Superior Indebtedness, the rights of the holders of the Debentures shall be subrogated to the rights of the holders of Superior Indebtedness to receive payments or distributions of cash, property or securities of the Corporation applicable to the Superior Indebtedness until the principal of (and premium, if any) and interest on the Debentures shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Superior Indebtedness of any cash, property or securities to which the Holders of the Debentures or a Trustee would be entitled except for the provisions of this Article, and no payment over pursuant to the provisions of this Article to the holders of Superior Indebtedness by Holders of the Debentures or the Trustee, shall, as between the Corporation, its creditors other than holders of Superior Indebtedness, and the Holders of the Debentures, be deemed to be a payment by the Corporation to or on account of the Superior Indebtedness. It is understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders of the Debentures, on the one hand, and the holders of the Superior Indebtedness, on the other hand.

          F. The terms "paid in full" and "payment in full" as used in this Article with respect to Superior Indebtedness mean the receipt, in cash or securities (taken at their market value at the time of the receipt thereof), of the principal amount of the Superior Indebtedness (and any premium due thereon) and full interest thereon to the date of such payment of principal and all other amounts due to holders of Superior Indebtedness pursuant to the provisions of the instruments providing therefor.

          G. Nothing herein shall be construed as preventing a Debentureholder from converting Debentures to Common Stock during any period of continuing default respecting Superior Indebtedness, nor shall a Debentureholder be prohibited from selling any shares of Common Stock issued upon such conversion which are otherwise saleable.


X.       Periodic  Reports.
         -----------------
Debentureholders shall be sent the same reports of the Corporation as holders of Common Stock are sent, at the same time as sent to holders of Common Stock.

XI.      Debenture  Register.
         --------------------

The Corporation shall cause to be kept at its principal office a register (the "Debenture Register") in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of Debentures and the registration of transfers of Debentures and in which shall be recorded the last known name and address of each Debentureholder of record.

         At the option of the Holder, Debentures may be exchanged for other Debentures, of a like aggregate principal amount upon surrender of the Debentures to be exchanged. Whenever any Debentures are so surrendered for exchange, the Corporation shall execute the Debentures which the Debentureholder making the exchange is entitled to receive.

         Subject to reasonable bonding, indemnification or other requirements as the Corporation may determine, the Corporation shall replace lost, stolen or mutilated Debenture Certificates with replacement Debenture Certificates.

XII.     Definitions.
         ------------
In addition to the terms defined elsewhere in this Debenture Agreement, the following terms have the meanings stated herein:

         "Advance Conversion Notice" means the notice of conversion to be delivered in advance of actual physical delivery of a Debenture Certificate as specified in Section IV.E. of this Debenture Agreement.

         "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this agreement setting forth the terms and conditions applicable to the Corporation's 6% Convertible Subordinated Debentures Due July 21, 2000.

         "Applicable Interest Rate" means the initial rate of interest owing on the Debentures, which is six percent (6%) per annum.

         "Business Day" means each day which is neither a Saturday, Sunday nor other day on which banking institutions in Emeryville, California are authorized by law to remain closed.

         "Common Stock" means the Common Stock of the Corporation of the class authorized at the date of issuance of the Debentures and stock of any other class into which such presently authorized Common Stock may be changed, and any other shares of stock of the Corporation which do not have any priority in the payment of dividends or upon liquidation over any other class of stock.

         "Common Stock Conversion Date" means the date a Debentureholder surrenders a Debenture Certificate to the Corporation at its Principal Office, accompanied by the "Conversion Notice", or the first Business Day thereafter if such date is not a Business Day.

         "Conversion Notice" means a written notice from the Debentureholder addressed to the Corporation advising the Corporation that a Debentureholder is converting the Debenture into shares of the Corporation's Common Stock, accompanied by the Debenture Certificate being so converted.

         "Conversion Price" means the per share price of the Common Stock then applicable to determine the number of shares of Common Stock issuable upon conversion of the Debenture into Common Stock.

         "Corporation" means the person named as the "Corporation" in the first paragraph of this instrument until a successor corporation shall have become such pursuant to the applicable provisions hereof, and thereafter "Corporation" shall mean such successor corporation.

         "Debenture Certificate" means a certificate in the form attached to this Agreement as Exhibit 1, which has been duly issued by the Corporation and validated by an authorized agent of the Corporation.

         "Debenture Register" means the register described in Article XI of this Agreement.

         "Debentureholder" or "Holder" when used with respect to any Debenture means the person in whose name such Debenture is registered in the Corporation's books of record.

         "Default Interest" means two percent (2%) per annum over the Applicable Interest Rate, as defined in the fifth paragraph of this Debenture Agreement.

         "Delivery Date" means the date three (3) business days after the date on which the Corporation receives an original Conversion Notice and Debenture Certificate as described in Section IV.E. of this Debenture Agreement.

         "Event of Default" means any of the events described in Article II of this Agreement.

         "Forced   Conversion"   means  the  conversion  of  Debentures  by  the
Corporation described in Article V of this Agreement.

         "Initial Closing Date" means the date upon which any Debentures were first sold, and consideration therefor received by, the Corporation.

         "Interest Payment Record Dates" mean March 31, June 30, September 30 and December 31 of each year.

         "Market Price" means the price of the Common Stock as calculated pursuant to the following formula: the average closing bid price of the Common Stock over the last five trading days prior to the date of any transaction for which such a price is needed, as quoted on the OTC Electronic Bulletin Board or such other quotation service as is quoting bid and asked prices for the Common Stock. If the Common Stock is then listed on the NASDAQ Stock Market or any other national exchange, the five day average of the closing bid price for the Common Stock for such days as reported on NASDAQ or such other national securities exchange shall be substituted for the five day average closing bid price as reported by the OTC Electronic Bulletin Board or other quotation service. In the event the Common Stock is not quoted on any exchange or quotation service, then the Board of Directors, acting in good faith, shall adopt a resolution valuing the Common Stock for purposes of determining the number of shares of Common Stock issuable upon conversion of, or as interest on, the Debentures at each applicable date. Absent fraud, the determination of the Board of Directors of such Market Price shall be binding and conclusive.

         "Maturity Date" means July 21, 2000, or the first Business Day thereafter.

         "Minimum Conversion Price" means the minimum Conversion Price applicable over the first one hundred and eighty (180) days following the Initial Closing Date, which price shall be not less than $2.125 per share, subject to appropriate adjustment in the event of any stock splits or other transactions affecting the Common Stock.

         "Outstanding" when used with respect to Debentures means, as of the date of determination, all the 6% Convertible Subordinated Debentures due July 21, 2000, theretofore authenticated and delivered, except:

         A. Debentures theretofore cancelled or delivered to the Corporation for cancellation;

         B. Debentures for whose payment or redemption money in the necessary amount has been theretofore deposited with the Paying Agent in trust for the Holders of such Debentures, provided that, if such Debentures are to be redeemed, notice of such redemption has been duly given pursuant to this Debenture Agreement or satisfactory provision therefor has been made; and

         C. Debentures in exchange for or in lieu of which other Debentures have been authenticated and delivered; provided, however, that in determining whether the Holders of the requisite principal amount of Debentures Outstanding have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Debentures owned by the Corporation or any other obligor upon the Debentures or any Affiliate of the Corporation or such other obligor shall be disregarded and deemed not to be outstanding. Debentures so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Corporation the pledgee's right so to act with respect to such Debentures and that the pledgee is not the Corporation or any other obligor upon the Debentures or any Affiliate of the Corporation or such other obligor.

         "Paying Agent" means any person authorized by the Corporation to pay the principal of (and premium, if any) or interest on any Debentures on behalf of the Corporation. Unless specifically prohibited by a provision of this Agreement in the case of a particular transaction, the Paying Agent may include the Corporation, and in the case of no outside designated person who is then acting as the Paying Agent, the Paying Agent shall be the Corporation.

         "Place of Payment" means the principal office or agency of the Corporation, presently located in Emeryville, California, which may be changed by the Corporation by written notice to Debentureholders.

         "Principal Office" means the offices of the Corporation in Emeryville, California, which, as of the date of execution of this Agreement is located at 2200 Powell Street, Suite 450, Emeryville, California 94608-1809, or such other office as designated by the Corporation through notice to the Debentureholders.

         "Redemption Date" when used with respect to any Debenture to be redeemed means the date fixed for such redemption.

         "Redemption Notice" means the written notice of redemption to be sent to all Debentureholders advising that the Corporation is exercising its right of redemption and stating the Redemption Date, the Paying Agent with whom funds sufficient to make the redemption have been deposited, and the dollar amount of principal and interest to be redeemed from each Debentureholder.

         "Registration" means registration of the Common Stock issuable upon conversion of, and as interest on, the Debentures under the United States securities laws with the SEC.

         "SEC" means the United States Securities and Exchange Commission, or any successor thereto.

         "Subsidiary" means any corporation of which the Corporation, and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own more than 50% of the outstanding capital stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power in the election of members of the board of directors, managers or trustees of such corporation.

         "Superior Indebtedness" means (a) the principal of, premium, if any, and accrued and unpaid interest on (i) indebtedness of the Corporation for money borrowed, whether outstanding on the date of execution of this Indenture or thereafter created, incurred or assumed, (ii) guarantees by the Corporation of indebtedness for money borrowed by any other person, whether outstanding on the date of execution of this Indenture or thereafter created, incurred or assumed,
(iii) indebtedness evidenced by notes, Debentures, bonds or other instruments of indebtedness for the payment of which the Corporation is responsible or liable, by guarantees or otherwise, whether outstanding on the date of execution of this Indenture or thereafter created, incurred or assumed, (iv) obligations of the Corporation under any agreement to lease, or lease of, any real or personal property, whether outstanding on the date of execution of this Indenture or thereafter created, incurred or assumed, (b) any other indebtedness, liability or obligation, contingent or otherwise, of the Corporation and any guarantee, endorsement or other contingent obligation in respect thereof, whether outstanding on the date of execution of this Indenture or thereafter created, incurred or assumed, and (c) modifications, renewals, extensions and refundings of any such indebtedness, liabilities or obligations; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness, liabilities or obligations, or such modification, renewal, extension or refunding thereof, or the obligations of the Corporation pursuant to such a guarantee, are not superior in right of payment to the Debentures; provided, however, that Superior Indebtedness shall not be deemed to include (i) the obligation of the Corporation to OMRON SYSTEMS, INC., under that certain Secured Installment Note dated March 27, 1995 in the principal amount of $387,866 (as of June 30, 1997), (ii) any obligation of the Corporation to any Subsidiary, (iii) obligations in respect of shares of capital stock of the Corporation (except for obligations to issue capital stock outstanding as of the date of issuance of the Debentures) and (iv) obligations specifically subordinate to the Debentures.

         "Surrender Date" means the date upon which Debentures are physically surrendered to the Corporation in exchange for a certificate representing the shares of Common Stock issuable upon conversion of the Debenture.

XIII.    Miscellaneous.
         --------------

          A. There is no Indenture or Indenture Trustee in respect of the Debentures.

          B. The terms and conditions of this Debenture Agreement, including but not limited to the payment of interest hereunder, shall at all times be construed so as to conform to the laws of the State of Colorado, without regard to provisions regarding conflict or choice of laws.

          C. In the event any term or provision of this Debenture Agreement or the Debentures is declared to be illegal or invalid, for any reason, this Debenture Agreement and the Debentures shall remain in full force and effect and the same shall be interpreted as though such invalid or illegal provision were not a part thereof.

          D. In the event that suit is instituted to enforce any provision of this Debenture Agreement, the parties agree that the exclusive proper venue shall be in any court of competent jurisdiction in a judicial district (Federal or state) in Denver, Colorado. Further, the parties agree that, in the event an attorney is engaged to enforce the terms of this Debenture Agreement and/or the Debentures, the prevailing party shall be reimbursed by the other party for all its reasonable costs and attorney's fees.

          E. Except as expressly provided for herein, elections and demands hereunder are irrevocable. Elections, notices and demands to Debentureholders by the Corporation are deemed made when sent by the Corporation and election, notices and demands hereunder by a Holder to the Corporation are deemed made when received by the Corporation.

          F. The principal and the Redemption Price of, and interest on, the Debentures shall be payable at the Principal Office of the Corporation ("Place of Payment"), provided, that principal and interest may be paid, at the option of the Corporation, by check or wire transfer, or share certificate (if applicable), sent to the Person entitled thereto at such Person's address last appearing on the Corporation's records, or in the case of a wire transfer of funds, pursuant to instructions provided by the Debentureholder received by the Corporation pursuant to the notice provisions of this Agreement.


          G. All communications and notices provided for in this Agreement shall be in writing and will be given by telegram, facsimile (with delivery confirmed by the party giving notice), express courier holding itself out as able to make delivery within one business day of receipt, hand delivery receipted by the addressee, or by mail (postage-paid, certified mail, return receipt requested) to such address and for such attention, as any party may from time to time designate by notice in writing to the Company or to the Holder as the case may be. Notice will be effective one business day after delivery to a telegraph company or express courier, three business days after deposit in the U.S. Mail as provided above, or upon receipt if hand-delivered or facsimile-delivered, as the case may be. All notices shall be sent to the Debentureholders at their addresses as they appear on the Debenture Register. All notices to be sent to the Corporation shall be sent as follows:


                       U.S. Wireless Data, Inc.
                       2200 Powell Street
                       Suite 450
                       Emeryville, California  94608

                       or to:  Facsimile (510) 596-2029

                       Attention:  Evon A. Kelly, President

The address and facsimile number to which any notice is to be sent hereunder may be changed by the sending of notice to such effect, setting forth the changed address to which notices should be sent thereafter.

          H. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Debenture shall bind the Holder of every Debenture issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or suffered to be done by the Corporation in reliance thereon, whether or not notation of such action is made upon such Debenture.

          I. In any case where notice to Debentureholders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Debentureholder shall affect the sufficiency of such notice with respect to other Debentureholders.

          J. In any case where the Redemption Date, or the Stated Maturity of any Debenture shall not be a Business Day, then (notwithstanding any other provision of this Debenture Agreement) payment of the principal of (and premium, if any) or interest on, or conversion of, any Debentures need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Redemption Date, or on such last date for conversion, and no interest shall accrue for the period from and after any such nominal date.

          K. No right or remedy herein conferred upon or reserved to the Debentureholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

          L. No recourse under or upon any obligation, covenant or agreement of this Debenture Agreement or the Debentures, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer, director or agent, as such, past, present or future, of the Corporation or of any successor corporation, either directly or through the Corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the obligations hereunder are solely corporate obligations of the Corporation, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers, directors or agents, as such, of the Corporation or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Debenture Agreement or the Debentures or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Debenture Agreement or the Debentures, or implied therefrom, are hereby expressly waived and released as a condition of and as a consideration for, the issue of such Debentures.


[Corporate Seal]                       U.S. WIRELESS DATA, INC.,
                                       a Colorado corporation


ATTEST:                                By    ________________________________
                                                Chief Executive Officer
_____________________________
Secretary                              Date  ________________________________

                                    EXHIBIT 1


DEBENTURE NUMBER: __________________________


THIS DEBENTURE IS SUBJECT TO ALL TERMS AND CONDITIONS OF THAT CERTAIN DEBENTURE AGREEMENT DATED AS OF JULY 21, 1998, BETWEEN THE UNDERSIGNED AND THE HOLDERS OF DEBENTURE CERTIFICATES EVIDENCED HEREBY.

THIS DEBENTURE CERTIFICATE IS NOT VALID UNLESS COUNTERSIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE CORPORATION.

NEITHER THE DEBENTURES REPRESENTED BY THIS CERTIFICATE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF, OR AS INTEREST ON, THIS DEBENTURE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE OR FOREIGN LAW. THE DEBENTURES HAVE BEEN, AND SUCH COMMON STOCK WILL BE, ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (i) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE AND FOREIGN SECURITIES ACT OR OTHER LAW OR (ii) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, THAT REGISTRATION OR OTHER COMPLIANCE IS NOT REQUIRED UNDER ANY OF SUCH ACTS OR LAWS.

                            U.S. WIRELESS DATA, INC.
                           6% CONVERTIBLE SUBORDINATED
                          DEBENTURES DUE JULY 21, 2000


Amount: $______________                                   Emeryville, California


U. S. Wireless Data, Inc., a Colorado corporation (the "Corporation"), for value received, promises to pay to _______________or registered assigns, the principal sum of __________________ Dollars ($______________ ), payable in one payment of principal and all accrued but unpaid interest then due, on July 21, 2000 (the "Maturity Date"), unless earlier converted pursuant to the terms of this Debenture.

Interest shall accrue on this Debenture at the initial rate of six percent (6%) per annum (the "Applicable Interest Rate").

This Debenture is issued as part of a series of 6% Convertible Subordinated Debentures privately issued by the Corporation and known as the "6% Convertible Subordinated Debentures, Due July 21, 2000," each of which has been or will be issued to a Holder who has or will represent to the Corporation that he, she or it is an accredited investor, as that term is defined in Rule 501(a) of the Securities Act of 1933, as amended (the "1933 Act"). The Holder of this Debenture hereby re-affirms such representation to the Corporation and each other Holder of Debentures. All such Debentures are collectively known as the "6% Convertible Subordinated Debentures Due July 21, 2000". The minimum principal dollar amount of the Debentures is $1,000,000 and the maximum principal amount may be up to $4,000,000.

Any principal or interest on this Debenture which is payable, but is not punctually paid or duly provided for at the Maturity Date or any Interest Payment Record Date (herein called "Default Interest") shall bear compound interest at a rate of two percent (2%) over the Applicable Interest Rate from the date of default until paid.

Transfers and/or conversions of this Debenture must be accompanied by the form attached hereto, duly completed by the Holder.

Duly executed, authorized and witnessed by the undersigned authorized officers of the Corporation:


                                       U.S. WIRELESS DATA, INC.,
[Corporate Seal]                       a Colorado corporation


ATTEST:                                By  __________________________________
                                               Chief Executive Officer
______________________________
Secretary                              Date  ________________________________

                            U.S. WIRELESS DATA, INC.
                           6% CONVERTIBLE SUBORDINATED
                          DEBENTURES DUE JULY 21, 2000


                           FORM REQUIRED FOR TRANSFERS

FOR VALUE RECEIVED, THE UNDERSIGNED HEREBY SELLS, ASSIGNS AND TRANSFERS UNTO
_____________________________________________________________________________

WHOSE ADDRESS IS: ___________________________________________________________ ,

_______________________________________________________________________  DOLLARS
OF THE DEBENTURES REPRESENTED BY THE WITHIN CERTIFICATE NO._______ , AND DOES HEREBY APPOINT THE SECRETARY OF THE CORPORATION ATTORNEY TO TRANSFER THE SAID DEBENTURES ON THE BOOKS OF THE WITHIN NAMED CORPORATION WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

SIGNATURE: __________________________________________________________________

PRINT NAME AND ADDRESS: _____________________________________________________

_____________________________________________________________________________


DATED: ______________________________________________________________________

WITNESS:_____________________________________________________________________

--------------------------------------------------------------------------------


                          FORM REQUIRED FOR CONVERSION

THE UNDERSIGNED HEREBY CONVERTS A TOTAL OF _____________________________________
DOLLARS OF THE DEBENTURES REPRESENTED BY THE WITHIN CERTIFICATE NO.________ , AND DOES HEREBY APPOINT THE SECRETARY OF THE CORPORATION ATTORNEY TO CANCEL THE DEBENTURES BEING SO CONVERTED AND, IF LESS THAN ALL DEBENTURES REPRESENTED HEREBY ARE BEING CONVERTED, TO TRANSFER ANY REMAINING PORTIONS OF THE DEBENTURES OF THE WITHIN NAMED CORPORATION, WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

SIGNATURE: __________________________________________________________________

PRINT NAME AND ADDRESS: _____________________________________________________

_____________________________________________________________________________


DATED: ______________________________________________________________________

WITNESS: ____________________________________________________________________

--------------------------------------------------------------------------------


COMPANY USE ONLY:

DATE NOTICE RECEIVED FOR CONVERSION: ________________________________________

DATE ORIGINAL DEBENTURE CERTIFICATE AND NOTICE RECEIVED: ____________________

SIGNATURE OF COMPANY REPRESENTATIVE: ________________________________________

CALCULATION OF CONVERSION PRICE AND NUMBER OF SHARES ISSUABLE UPON CONVERSION:




DATE INSTRUCTION SENT TO TRANSFER AGENT: ____________________________________

DEBENTURE CERTIFICATE REISSUE (CERTIFICATE NUMBER AND AMOUNT): ______________
--------------------------------------------------------------------------------